UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 1, 2021

ZOMEDICA CORP.
(Exact name of registrant as specified in its charter)

Alberta, Canada	001-38298	N/A
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

100 Phoenix Drive, Suite 180, Ann Arbor, Michigan	48108
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (734) 369-2555

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Shares, without par value	ZOM	NYSE American

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 1, 2021, Zomedica Corp. (the “Company”) appointed Robert Cohen as the Company’s Chief Executive Officer, effective immediately.

Mr. Cohen, 63, had served as the Company’s Interim Chief Executive Officer from June 16, 2020 through his appointment as Chief Executive Officer and has been a member of the Company’s Board of Directors (the “Board’) since August 6, 2020. Mr. Cohen brings to the Company more than 30 years of executive leadership and operations experience from the medical device, biotechnology and pharmaceutical industries. Following his earlier tenure at three multi-billion-dollar medical technology companies, Mr. Cohen built shareholder value at a series of smaller organizations as Chief Executive Officer. The Board recruited Mr. Cohen due to his successful track record in building early-stage companies and developing and launching a series of medical devices and biotechnology products. Mr. Cohen will continue to drive the completion of the development and commercialization of the Company’s TRUFORMA™ point-of-care diagnostic platform. From April 2017 to May 2019, Mr. Cohen was President and Chief Executive Officer of EmboMedics, Inc., an early stage medical device company. From November 2009 to February 2017 he was a founder and President and Chief Executive Officer of Miromatrix Medical Inc., an early stage biotechnology company. Mr. Cohen also served as President and Chief Executive Officer of Travanti Pharma Inc., Advanced Circulatory Systems Inc., and GCI Medical. In addition, Mr. Cohen served in senior management positions at St. Jude Medical, Inc, Sulzermedica, and Pfizer Inc. Mr. Cohen has a Bachelor of Arts degree from Bates College and has a J.D. degree from the University of Maine School of Law.

In connection with Ms. Cohen’s appointment to Chief Executive Officer, the Company and the Company’s wholly owned subsidiary, Zomedica Pharmaceuticals, Inc. (“ZPI”), have entered into a new employment agreement pursuant which ZPI has agreed to pay Mr. Cohen a base salary of $417,200 per year. Mr. Cohen will be eligible to receive an annual discretionary bonus of up to $200,000 each fiscal year based on the achievement of certain performance and financial objectives for such fiscal year established by the Board. Pursuant to the employment agreement, Mr. Cohen’s bonus for fiscal year 2021 will be based 50% on achievement of the year-end cash target and 50% on achievement of the year-end revenue target, both as established by the CEO for all potential bonus recipients. The revenue portion will be calculated as follows:  (a) below 75% achievement - no bonus for this segment; (b) between 75% and 89.9999% achievement - that percentage applies to the bonus target for this segment; (c) between 90% and 100% achievement - 100% of the bonus target for this segment; (d) between 100% and 125% achievement - that percentage applies to the bonus target for this segment; and, (e) above 125% achievement - 125% of the bonus target for this segment. The cash portion will be calculated as follows:  (a) below 100% achievement - no bonus for this segment; and, (b) between 100% and 125% achievement - that percentage applies to the bonus target for this segment. The bonus, if any, will be payable within sixty (60) days following the end of each fiscal year. If Mr. Cohen serves for less than a full fiscal year, other than as a result of a termination for “cause” (as defined in the employment agreement), Mr. Cohen will be eligible to receive a pro rata portion of the bonus, if any, for such fiscal year. Mr. Cohen will also be eligible to participate in ZPI’s employee benefit plans, including health and 401(k) plans. He will also be entitled to the reimbursement of reasonable business expenses. In the employment agreement, Mr. Cohen has agreed to customary confidentiality, non-competition and intellectual property covenants.

The employment agreement has initial term of one year and automatically extends for one-year terms unless either party elects to terminate it. Upon the termination of the employment agreement, unless Mr. Cohen’s employment is terminated for “cause” (as defined in the employment agreement), ZPI and Mr. Cohen will enter into a transitional consulting agreement for a term not ending sooner than January 1, 2023 and containing such other terms and conditions as the parties may agree.

There is no family relationship between Mr. Cohen and any director or executive officer of the Company. There are no transactions between Mr. Cohen and the Company that would be required to be reported under Item 404(a) of Regulation S-K.

The above description of the employment agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the employment agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
10.1	Executive Employment Agreement, dated January 1, 2021 among Zomedica Pharmaceuticals, Inc., Zomedica Corp. and Robert Cohen

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZOMEDICA CORP.

Date: January 5, 2021	By:	/s/ Ann Marie Cotter
	Name:	Ann Marie Cotter
	Title:	Chief Financial Officer